Exhibit 4.106

CONTRACT RELATING TO

THE EXCLUSIVE PURCHASE RIGHT OF AN EQUITY INTEREST

The Contract Relating to the Exclusive Purchase Right of An Equity Interest, dated as of January 12, 2006 (this “Contract”), is made in Beijing by and among:

(1)	Hurray! Holding Co., Ltd., a limited company established and registered in Cayman island, with the address at Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681GT, George Town, Grand Cayman, British West Indies (the “Party A”);

(2)	Zhang Yi, Citizen of the People’s Republic of China (the “PRC”), holding the Identification Card of the PRC (No.: 110108197504292240), with the address at Room 305-306, China Resources Building, 8 Jian Guo Men Bei Street, Dongcheng District, Beijing China (the “Party B”); and

(3)	Shanghai Magma Digital Technology Co. Ltd., a limited liability company organized and existing under the laws of the PRC, with the legal registration address at 17F, YunHai Garden No. 118 QingHai Road, Shanghai China (the “Party C”).

As used in this Contract, Party A, Party B, and Party C is each a “Party” and collectively, the “Parties”.

WHEREAS,

1.	Party B has the ownership of 50% equity interest in Party C.

2.	Party C and Hurray! Times Communications (Beijing) Ltd., a 100% owned subsidiary company of Party A within the PRC, have entered into a series of contracts such as Exclusive Technical Consulting and Services Agreement Contracts.

NOW, THEREFORE, the parties to this Contract hereby agree as follows:

1. Purchase and Sale of Equity Interest

Section	1.1 Authorization

Party B hereby irrevocably delivers to Party A, under the laws of the PRC, an irrevocable sole authority (“Purchase Right of Equity Interest”) for Party A or one or more persons designated by Party A (the “Designated Persons”) to purchase (in accordance with steps decided by Party A and at the price specified in Section 1.3 hereof) at any time from Party B all or part of Party B’s equity interest in Party C. Except for Party A and the

Designated Persons, Party B shall not grant such right to any other party. Party C hereby agrees to the delivery of Purchase Right of Equity Interest from Party B to Party A. As specified in this Section and this Contract, “person” has the meaning of natural person, company, joint venture, partnership, enterprise, trust or non-company organization.

Section	1.2 Steps

The exercise of the Purchase Right of Equity Interest of Party A shall be upon and subject to the laws and regulations of the PRC. Party A shall send a written notice (the “Notice of Purchase of Equity Interest”) to Party B upon its exercise of the Purchase Right of Equity Interest and the Notice of Purchase of Equity Interest shall have in it the following contents:

(a)	Party A’s decision of the performance of purchase right;

(b)	The Equity Interest to be purchased by Party A from Party B (the “Purchased Equity Interest”);

(c)	Purchase Date/Equity Interest Transferring Date.

Section	1.3 Purchase Price

Except where a valuation is required, the price of the Purchased Equity Interest (“Purchase Price”) shall be an equivalent of the actual amount of the Purchased Equity Interest contributed by Party B.

The Purchase Price is subject to applicable laws and regulations of the PRC.

Section	1.4 Transfer of the Purchased Equity Interest

Every time upon Party A’s exercise of the Purchase Right of Equity Interest:

(a)	Party B shall urge Party C to convene the shareholders meeting, and during the meeting, to pass the decision or resolution to transfer the equity interest from Party B to Party A and/or the Designated Persons;

(b)	Party B shall, upon the terms and conditions of this Contract and the Notice of Purchase of Equity Interest, enter into Equity Interest Transfer Contract with Party A (or, in applicable situation, the Designated Persons);

(c)	The related parties shall execute all other requisite contracts, agreements or documents, acquire all requisite approval and consent of the government, and, without any security interest, perform all requisite action to transfer the valid ownership of the Purchased Equity Interest to Party A and/or the Designated

Person, and to cause Party A and/or the Designated Person to be the registered owner of the Purchased Equity Interest. For this Section and this Contract, “Security Interest” has the meaning of security, mortgage, right or interest of the third party, any purchase right of equity interest, right of acquisition, prior purchase right, right of set-off, ownership detainment or other security arrangements. To further define the meaning, it does not include any security interest subject to this Contract or the equity interest pledge contract of Party B. As described in this Section and this Contract, “the Equity Interest Pledge Contract of Party B” has the meaning of the Equity Interest Pledge Contract entered into by Hurray! Times Communications (Beijing) Ltd. and Party B dated as of the execution date of this Contract. According to the said Contract, to secure Party C to perform the obligations subject to the Exclusive Technology Consulting and Service Agreement entered into between Party C and Hurray! Times Communications (Beijing) Ltd., Party B pledges all its equity interest in Party C to Hurray! Times Communications (Beijing) Ltd.

Section 1.5 Payment

The Purchase Price when Party A exercises the Purchase Right of Equity Interest shall be calculated as the formulation subject to applicable laws and regulations of the PRC.

2. Promises Relating to Equity Interest

Section 2.1 Promises of Party C

Party C hereby promises:

(a)	Without prior written consent by Party A or Hurray! Times Communications (Beijing) Ltd., Party A’s Affiliate in the PRC, to refrain from increasing or decreasing registered capital in any form, to complement, change or renew the Articles of the Association of Party C, of the company, or to change the structure of the registered capital in any other manner;

(b)	To follow proper finance and business standards and practice, to maintain the existence of the company and prudently and effectively operate business and process affairs;

(c)	Without prior written consent by Party A or Hurray! Times Communications (Beijing) Ltd., Party A’s Affiliate in the PRC, beginning from the execution date of this Contract, to refrain from selling, transferring, mortgaging or disposing in any form, any assets, legitimate or beneficial interest of business or income of Party C, or approving the subjection of such assets to security interests of any kind;

(d)	Without prior written notice by Party A or Hurray! Times Communications (Beijing) Ltd., Party A’s Affiliate in the PRC, no debt shall take place, be inherited, be guaranteed, or be allowed to exist, with the exception of: (i) debt incurred during the ordinary course of business excluding borrowing; (ii) debt having been disclosed to Party A or having gained written consent from Party A;

(e)	To normally operate all business to maintain the asset value of Party C, without doing or otherwise any taking action that sufficiently adversely affects the operation and asset value;

(f)	Without prior written consent by Party A or Hurray! Times Communications (Beijing) Ltd., Party A’s Affiliate in the PRC, not to enter into any material contract, with the exception of the contract entered into during the ordinary course of business ( As in this paragraph, a contract with a value more than One Million Yuan (RMB 1,000,000) shall be seemed as a material contract);

(g)	Without prior written consent by Party A or Hurray! Times Communications (Beijing) Ltd., Party A’s Affiliate in the PRC, to refrain from providing a loan or a credit loan to anyone;

(h)	Upon the request of Party A, to provide all relevant operation and finance information to Party C;

(i)	Party C shall purchase and hold all insurance from an insurance company acceptable to Party A, the insurance amount and category shall be the same with those held by the companies in the same area, operating similar businesses and owning similar properties and assets;

(j)	Without prior written consent by Party A or Hurray! Times Communications (Beijing) Ltd., Party A’s Affiliate in the PRC, to refrain from merging or associating with any person, acquiring any Person or investing in any Person;

(k)	To immediately notify Party A of any occurrence or the probable occurrence of litigation, arbitration or administrative procedure related to the assets, business and income of Party C;

(l)	In order to maintain Party C’s ownership in all of its assets, to execute all requisite or appropriate documents, do all requisite or appropriate action, and advance all requisite or appropriate applications, or make requisite or appropriate plea for all claims;

(m)	Without prior written notice by Party A, to refrain from assigning stock interests to shareholders in any form, but upon the request of Party A, to assign all or part of its assignable profits to its then current shareholders;

(n)	Upon the request of Hurray! Times Communications (Beijing) Ltd., Party A’s Affiliate in the PRC, to appoint any person designated by Hurray! Times Communications (Beijing) Ltd. to be the member of the Board of Directors of Party C;

Section 2.2 Promises of Party B

Party B promises:

(a)	Without the prior written consent of Party A or Hurray! Times Communications (Beijing) Ltd., Party A’s Affiliate in the PRC and commencing from the execution date of this Contract to refrain from selling, transferring, mortgaging or disposing in any manner any legitimate or beneficial interest of any equity interest, or subjecting such equity interest to a security interest, except for the pledge set on the equity interest of Party B subject to the Equity Interest Pledge Contract of Party B;

(b)	To cause the authorized representative(s) appointed by it to refrain from approving at a Shareholders meeting, with no prior written notice by Party A or Hurray! Times Communications (Beijing) Ltd., Party A’s Affiliate in the PRC, any sale, transfer, mortgage or disposition in any form any legitimate or beneficial interest of equity interest, or to approving any security interest set on it, with the exception of the pledge set on the equity interest of Party B subject to Equity Interest Pledge Contract of Party B;

(c)	To cause the authorized representative(s) appointed by it to refrain from approving at any Shareholders meeting, with no prior written notice by Party A or Hurray! Times Communications (Beijing) Ltd., Party A’s Affiliate in the PRC, any merger or association with any person, acquisition of any person or investment in any person;

(d)	To immediately notify Party A of any occurrence or probable occurrence the litigation, arbitration or administrative procedure related to the equity interest owned by it;

(e)	To cause the authorized representative(s) appointed by it to vote to approve at a Shareholders meeting the transfer of the Purchased Equity Interest subject to this Contract;

(f)	In order to maintain its ownership of the equity interest, to execute all requisite or appropriate documents, do all requisite or appropriate action, and advance all requisite or appropriate application, or make requisite or appropriate plea for all claims;

(g)	Upon the request of Hurray! Times Communications (Beijing) Ltd., Party A’s Affiliate in the PRC, to commission any person designated by Hurray! Times Communications (Beijing) Ltd. to be the member of the Board of Directors of Party C;

(h)	Upon the request of Party A at any time, to immediately transfer its equity interest to the representative designated by Party A unconditionally at any time, and abandon its prior purchase right of such equity interest transferring to another available shareholder;

(i)	To prudently comply with the terms and conditions of this Contract and other contracts entered into totally or respectively by Party B, Party C and Party A and Hurray! Times Communications (Beijing) Ltd., to actually perform all obligations under these contracts, without doing any action that sufficiently affects the validity and enforceability of these contracts;

3. Representations and Warranties

Representations and Warranties of Party B and Party C

Dated as of the execution date of this Contract and every transferring date, Party B and Party C hereby represents and warrants together and respectively to Party A as follows:

(a)	They have the power and ability to enter into and deliver this Contract, and any equity interest transferring contract (“Transferring Contract”, respectively) having them as a party, for every single transfer of the purchased equity interest according to this Contract, and to perform their obligations under this Contract and any Transferring Contract. Upon execution, this Contract and the Transferring Contracts having them as a party constitute a legal, valid and binding obligation of them, enforceable against them in accordance with the terms of this Contract or the Transferring Contracts;

(b)	The execution, delivery of this Contract and any Transferring Contract and performance of the obligations under this Contract and any Transferring Contract do not: (i) violate any relevant laws of the PRC; (ii) constitute a conflict with their Articles of Association or other organizational documents; (iii) breach any contract or instruments to which they are a party or which have binding obligations on them, or cause to breach any contract or instruments to which they are a party or to which they have incurred binding obligation; (iv) violate any relevant authorization of any consent or approval to them and/or any continuing valid condition; or (v) cause any consent or approval authorized to them to be suspended, removed, or into which other requests be added;

(c)	Party C bears the valid and transferable ownership of its equity interest in Party C. Party C has not set any security interest on the said assets, with the exception of the pledge of equity interests agreed to by Party A and Hurray! Times Communications (Beijing) Ltd., Party A’s Affiliate in the PRC;

(d)	Party C does not have any undischarged debt, with the exception of (i) debt incurred from the ordinary course of business; and (ii) debt having been disclosed to Party A and having gained written consent from Party A;

(e)	Party C abides by all laws and regulations applicable to the purchase of assets;

(f)	No litigation, arbitration or administrative procedure relating to equity interest or assets of Party C or the company is pending or likely to occur.

4. Effective Date

This Contract shall be effectively dated from the execution date, with an initial term of 10 years, of which such term may be extended for another 10 years at the option of Party A.

5. Applicable Law and Dispute Resolution

Section	5.1 Applicable Law

The execution, validity, construing and performance of this Contract, and resolution of the disputes under this Contract, shall be governed by the laws of the PRC.

Section	5.2 Dispute Resolution

Any dispute arising from the construing and performance of this Contract shall be settled through friendly consultation between the parties of this Contract. If no settlement can be reached through such consultation within thirty (30) days after the date of the written notice sent by one party to the other requesting to settle the dispute, then each of the parties shall have the right to refer the matter to the China International Economic and Trade Arbitration Commission, for settlement by arbitration according to its then valid arbitration rules at the appointed time. The arbitration shall take place in Beijing. The arbitration result is final and binding to all Parties of this Contract.

6. Taxes and Expenses

Every party shall, according to laws of the PRC, bear any and all transferring and registering taxes, costs and expenses for the preparation and execution of this Contract and all Transferring Contracts, and those arising from or imposed on the party, to complete the transactions of this Contract and all Transferring Contracts.

7. Notices

This Contract requires that notices or other communications sent by any party or company shall be written in Chinese, and be delivered in person, by mail or telecopy to other parties at the following addresses or other specified addresses noticed by other parties to the party. The date deemed to be duly given or made shall be confirmed as follows: (a) for notices delivered in person, the date of delivery shall be deemed the date such notice was duly given or made; (b) for notices delivered by mail, the tenth day of the delivery date of air certified mail with postage prepaid (as shown on stamp) shall be deemed the date such notice was duly given or made; and (c) for notices by telecopy, the receipt date shown on the delivery confirmation of the relevant document shall be deemed the date such notice was duly given or made.

Party A:	Hurray! Holding Co., Ltd.
Address:	Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681GT, George Town, Grand Cayman, British West Indies

Party B:	Zhang Yi
Address:	Room 305-306, China Resources Building, 8 Jian Guo Men Bei Street, Dongcheng District, Beijing China

Party C:	Shanghai Magma Digital Technology Co. Ltd.
Address:	17F, YunHai Garden No. 118 QingHai Road, Shanghai China

8. Confidentiality

All Parties admit and confirm any oral or written information exchanged by the parties relating to this Contract are confidential. All Parties shall maintain the secrecy and confidentiality of all such information. Without written approval by the other Party, each Party shall not disclose to any third party any relevant information, except under the following circumstances: (a) the public knows or should know such information (but not disclosed by the party accepting the information); (b) information needed to be disclosed subject to applicable laws; or (c) when any Party is required to disclose information to its legal or financial consultant relating the transaction of this Contract, and such legal or financial consultant shall have the obligation of confidentiality similar to that set forth in this Section. The breach of the obligation of confidentiality by the employees or entities engaged by any party shall be deemed breach of such obligation by such Party; and such Party shall be liable for such breach. Even after this Contract is terminated for any reason, this Section shall continue in full force and effect.

9. Further Warranties

The Parties to the Contract agree to promptly execute documents reasonably requisite to the performance of the provisions and the purpose of this Contract or documents beneficial to it, and to take actions reasonably requisite to the performance of the provisions and the purpose of this Contract or actions relating to them.

10. Miscellaneous

Section 10.1 Amendment, Modification and Supplement

Any amendment, modification and supplement to this Contract shall not be effective unless agreed to in writing and executed by each Party.

Section 10.2 Observance of Laws and Regulations

The Parties of this Contract shall observe and cause other parties to fully observe all laws and regulations of the PRC officially published and accessible to the public.

Section 10.3 Entire Contract

Except for a written amendment, supplement and modification of this Contract following the date of execution, this contract constitutes the entire contract of the parties hereto with respect to the object hereof and supersedes all prior oral or written agreements, representation and contracts with respect to the object hereof.

Section 10.4 Headings

The headings contained in this Contract are for convenience of reference only and shall not affect the interpretation, explanation or in any other way the meaning of the provisions of this Contract.

Section 10.5 Language

This Agreement is executed in Chinese in three copies.

Section 10.6 Severability

If any one or more provisions of this Contract are judged as invalid, illegal or non-enforceable in any way according to any laws or regulations, the validity, legality and enforceability of other provisions hereof shall not be affected or impaired in any way. All parties shall, through sincere consultation, urge to replace such invalid, illegal or non-enforceable provisions with valid ones, and such valid provisions shall similate the intended economic effects of the provisions which were deemed invalid, illegal or non-enforceable.

Section 10.7 Successor

This Contract shall bind and benefit the successor of each party and the transferee allowed by each party.

Section 10.8 Survival

(a)	Any obligation taking place or at term hereof prior to the end or termination ahead of the end of this Contract shall continue in force and effect notwithstanding the occurrence of the end or termination ahead of the end of the Contract.

(b)	Section 5, Section 8 and Section 10.8 hereof shall continue in force and effect after the termination of this Contract.

Section 10.9 Waiver

Any party to this Contract may waive the terms and conditions of this Contract. Such waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Any waiver by a party to the breach hereof by the other parties shall not be construed as a waiver to any subsequent similar breach by other parties.

IN WITNESS WHEREOF, the parties hereof have caused the Contract Relating to the Exclusive Purchase Right of An Equity Interest to be executed by their duly authorized representatives as of the date first written above.

By:
Party A: Hurray! Holding Co., Ltd.

By:
Name:
Title:

By:
Party B:

By:
Name: Zhang Yi

By:
Party C: Shanghai Magma Digital Technology Co. Ltd.

By:
Name:
Title: